As filed with the Securities and Exchange Commission on December 3, 2024.

Registration No. 333-276851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Moleculin Biotech, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	47-4671997
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

5300 Memorial Drive, Suite 950

Houston, Texas 77007

(713) 300-5160

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Walter V. Klemp, Chief Executive Officer and Chairman

5300 Memorial Drive, Suite 950

Houston, Texas 77007

(713) 300-5160

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cavas S. Pavri

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Telephone: (202) 857-6000

Fax: (202) 857-6395

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-276851) (the “Initial Registration Statement”), which was declared effective by the Securities and Exchange Commission on February 12, 2024 (the “Registration Statement”), is being filed to include an updated prospectus relating to the offer and sale of 939,316 shares of common stock issuable upon the exercise of warrants that were issued in connection with a private placement completed in December 2023, and update and supplement, among other things, the information contained in the Registration Statement to include the information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that was filed with the SEC on March 22, 2024. This Post-Effective Amendment is not a result of a recent financing or issuance of new equity.

The information included in this filing amends the Initial Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the filing of the Initial Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated December 3, 2024

Moleculin Biotech, Inc.

939,316 Shares of Common Stock
Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to 939,316 shares of our common stock issuable upon exercise of certain outstanding common stock purchase warrants issued to the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling shareholders. We will receive proceeds from any cash exercise of the warrants, which, if exercised in cash with respect to all of the 939,316 shares of common stock offered hereby, would result in gross proceeds to us of a maximum of approximately $2.4 million; however, we cannot predict when and in what amounts or if the warrants will be exercised and it is possible that the warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The selling shareholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MBRX.” On December 2, 2024, the last sale price for our common stock as reported on the NASDAQ Capital Market was $[__] per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is__________, 2024

i

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

This prospectus relates to the resale by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” from time to time, of up to an aggregate of 939,316 shares of our common stock issuable upon exercise of certain outstanding common stock purchase warrants. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling shareholders, although we will receive cash from the exercise of the outstanding common stock purchase warrants.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the information below under the caption “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference” before making an investment decision. You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference herein. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation.

You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. The terms the “Company”, “our”, or “we” refer to Moleculin Biotech, Inc. and its subsidiaries.

Overview

We are a Phase 3 clinical stage pharmaceutical company with a portfolio of technologies for hard-to-treat cancers and viruses. We have three core technologies, each of which have had one or more drugs successfully complete a Phase 1 clinical trial, based substantially on discoveries made at and licensed from the University of Texas MD Anderson Cancer Center (MD Anderson) in Houston, Texas. Three of our six drug candidates have shown human activity in clinical trials and are currently or have been in Phase 1B/2 or Phase 2 clinical trials. Since our inception, our drugs have completed, are currently in, or have been permitted to proceed in, fourteen clinical trials. Annamycin is our lead molecule and we have recently concluded one Phase 1B/2 clinical trial for treating Acute Myeloid Leukemia (AML) and are embarking on a Phase 3 clinical trial for the treatment of AML, which we believe will be pivotal. Annamycin is also in two Phase 1B/2 clinical trials for treating Soft Tissue Sarcoma metastasized to the lungs (STS lung metastases, STS lung mets, or Advanced STS).

One of our core management beliefs is that anthracyclines represent the most important treatment for AML and Advanced STS, and we believe Annamycin may, for the first time ever, allow a majority of these patients to benefit from this treatment, mainly due to its lack of cardiotoxicity (which is found in currently prescribed anthracyclines) and its ability to avoid multidrug resistance mechanisms. This belief, coupled with our limited resources, leads us to currently focus mainly on the development of Annamycin. We intend to advance our other drug candidates via investigator led studies – both clinically and preclinically.

December 2023 Offering

On December 20, 2023, we entered into Securities Purchase Agreements (the “December Purchase Agreement”) with an institutional investor and several of our executive officers, advisors, and a member of our board of directors (collectively, the “Investors”) for the sale of: (i) 240,151 shares of our common stock, and (ii) pre-funded warrants to purchase 3,442,583 shares of common stock in lieu thereof (the “Pre-Funded Warrants”) in a registered direct offering (the “December Offering”). In a concurrent private placement (the “Private Placement”), we also sold to the Investors unregistered warrants to purchase up to an aggregate of 939,316 shares of common stock (the “Common Warrants”). The combined purchase price of one share of common stock (or Pre-Funded Warrant in lieu thereof) and accompanying Common Warrant was $9.60 for the institutional investor, and $10.35 for the executive officers, employees, advisors and the member of our board of directors who participated in the December Offering. The December Offering closed on December 26, 2023. The gross proceeds to us from the December Offering were approximately $9.0 million, before deducting placement agent fees and other offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants.

On August 15, 2024, we entered into a warrant amendment agreement (the “Warrant Amendment”) with the institutional investor from the December Offering pursuant to which we agreed to amend Common Warrants to purchase 895,834 shares of common stock for the institutional investor to have an exercise price of $2.23 per share, beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Common Warrants (the “Warrant Stockholder Approval”) and expiring five years from the date of Warrant Stockholder Approval. The Warrant Stockholder Approval was received on October 24, 2024.

Corporate Information

Our principal executive offices are located at 5300 Memorial Drive, Suite 950, Houston, Texas 77007. Our website address is www.moleculin.com. The information on or accessible through our website is not part of this prospectus supplement and the accompanying prospectus.

THE OFFERING

Shares of common stock offered by the selling shareholders	Up to 939,316 shares of our common stock issuable upon exercise of the Common Warrants.

Shares of common stock outstanding before this offering	3,001,895 shares of common stock

Shares of common stock outstanding after completion of this offering	3,941,211 shares of common stock, assuming full exercise of the Common Warrants

Use of proceeds	We will receive proceeds only upon any cash exercises of the Common Warrants, if any. See the caption “Use of Proceeds” in this prospectus.

Terms of this offering

The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

NASDAQ symbol

Our common stock is listed on the NASDAQ Capital Market under the symbol “MBRX”. There is no established public trading market for the Common Warrants, and a market will likely never develop. The Common Warrants are not and will not be listed for trading on the NASDAQ Capital Market, any other national securities exchange or other nationally recognized trading system.

Risk Factors

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in or incorporated in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to this Offering

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities. Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023 (filed on March 22, 2024), as amended on Form 10-K/A (filed April 26, 2024);

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 (filed on May 10, 2024); June 30, 2024 (filed August 13, 2024); and September 30, 2024 (filed November 8, 2024);

●	Our Current Reports on Form 8-K filed on January 5, 2024; February 14, 2024; March 19, 2024; April 8, 2024; August 16, 2024; and October 25, 2024 and

●

the description of our common stock, par value $0.001 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on April 28, 2016, and any amendment, exhibit to Form 10-K, or report filed with the SEC for the purpose of updating the description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to: Moleculin Biotech, Inc., Attn: Corporate Secretary, 5300 Memorial Drive, Suite 950, Houston, TX 77007.

You also may access these filings on our website at www.moleculin.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

You should also carefully consider the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling shareholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the Common Warrants, which, if exercised in cash with respect to all of the 939,316 shares of common stock underlying the Common Warrants, would result in gross proceeds to us of a maximum of approximately $2.4 million.

We intend to use any proceeds received by us from the cash exercise of the Common Warrants for working capital purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the Common Warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the Common Warrants may exercise the Common Warrants at their own discretion and at any time until their expiration subject to and in accordance with the terms of the Common Warrants. As a result, we cannot predict when or if the Common Warrants will be exercised, and it is possible that the Common Warrants may expire and never be exercised. In addition, the Common Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of common stock for which the Common Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Common Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of November 25, 2024, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Moleculin Biotech, Inc., 5300 Memorial Drive, Suite 950, Houston, Texas 77007.

	As of November 25, 2024
	Shares beneficially owned		Percent of Class (1)
Name of Beneficial Owner
Walter V. Klemp	143,851	(2)	4.7%
Jonathan P. Foster	46,348	(3)	1.5%
Donald Picker	25,695	(4)	Less than 1%
Robert George	5,797	(5)	Less than 1%
Michael Cannon	4,818	(6)	Less than 1%
John Climaco	4,651	(6)	Less than 1%
Elizabeth Cermak	4,150	(6)	Less than 1%
Joy Yan	3,335	(6)	Less than 1%
Directors and Executive Officers as a Group (8 persons)	209,659	(7)	7.9%

(1) Based on 3,001,895 shares of common stock outstanding as of November 25, 2024.

(2) Includes 15,900 shares held by AnnaMed, Inc. that have been included in the amount for Mr. Klemp. Mr. Klemp has voting and dispositive power over the shares held by AnnaMed, Inc. Includes 45,795 shares underlying options exercisable within 60 days of November 25, 2024.

(3) Includes 31,120 shares underlying options exercisable within 60 days of November 25, 2024.

(4) Of the amount in the table, 7,000 shares held by IntertechBio Corp. have been included in the amounts for Dr. Picker. Dr. Picker shares voting and dispositive power over the shares held by IntertechBio Corp. Includes 10,694 shares underlying options exercisable within 60 days of November 25, 2024.

(5) Includes 4,818 shares underlying options exercisable within 60 days of November 25, 2024.

(6) Consists solely of shares underlying options exercisable within 60 days of November 25, 2024.

(7) Consists of the shares identified in footnotes (2)-(6).

SELLING SHAREHOLDERS

This prospectus covers an aggregate of up to 939,316 shares of our common stock issuable upon exercise of the Common Warrants.

The following table sets forth certain information with respect to each selling shareholder, including (i) the shares of our common stock beneficially owned by the selling shareholder prior to this offering, (ii) the number of shares being offered by the selling shareholder pursuant to this prospectus and (iii) the selling shareholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling shareholders) are sold. The registration of the shares of common stock issuable to the selling shareholders upon the exercise of the Common Warrants does not necessarily mean that the selling shareholders will sell all or any of such shares.

The table is based on information supplied to us by the selling shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling shareholder and the percentage ownership of that selling shareholder, shares of common stock subject to Common Warrants held by that selling shareholder that are exercisable within 60 days after the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 3,001,895 shares outstanding on November 25, 2024.

The registration of these shares of common stock does not mean that the selling shareholders will sell or otherwise dispose of all or any of those securities. The selling shareholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling shareholders under this prospectus. Furthermore, the selling shareholders may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

To our knowledge and except as noted below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Selling Shareholder (1)	Number of shares of common stock beneficially owned prior to this offering (2)	Number of shares of common stock offered (3)	Shares of common stock beneficially owned after sale of all shares of common stock offered pursuant to this prospectus (4)
			Number of Shares	Percent of Class
Walter V. Klemp(5)	143,851	25,121	118,730	3.9%
Jonathan P. Foster(6)	46,348	3,865	42,483	1.4%
Sandra Silberman(7)	7,689	1,933	5,756	*
John Paul Waymack(8)	14,514	7,730	6,784	*
Robert George(9)	7,730	1,933	5,797	*
Dennis McNamara(10)	1,933	1,933	-	*
Waldemar Priebe(11)	33,469	967	32,502	1.1%
Armistice Capital(12)	300,988	895,834	300,988	9.9%

* Less than 1%

(1) The information in this table and the related notes is based upon information supplied by the selling shareholders.

(2) Represents the total number of shares of our common stock issued or issuable to each selling shareholders as of the date of this prospectus, without regard to ownership limitations described in footnote (3) below and without regard to initial exercise dates of the warrants described in footnote (3) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling shareholders as of the date hereof.

(3) Assumes that none of the Common Warrants that are exercisable for the shares of our common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. The Common Warrants contain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of the warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days prior notice to us, a holder of Common Warrants may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding.

(4) Assumes that, after the date of this prospectus and prior to completion of this offering, none of the selling shareholders (i) acquires additional shares of our common stock or other securities or (ii) sells or otherwise disposes of shares of our common stock or other securities held by such selling shareholders as of the date hereof and not offered hereby.

(5) Mr. Klemp is our Chief Executive Officer and a director of the company. Does not include 31,227 shares underlying options to purchase common stock and 79,726 shares underlying restricted stock units, in each case subject to vesting. The Common Warrants held by Mr. Klemp (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(6) Mr. Foster is our Chief Financial Officer. Does not include 14,480 shares underlying options to purchase common stock and 38,419 shares underlying restricted stock units, in each case subject to vesting. The Common Warrants held by Mr. Foster (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(7) Dr. Silberman is our Chief Medical Officer – New Products. Does not include 4,864 shares underlying options to purchase common stock, subject to vesting. The Common Warrants held by Dr. Silberman (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(8) Dr. Waymack is our Senior Chief Medical Officer. Does not include 3,750 shares underlying options to purchase common stock, 8,540 shares underlying restricted stock units, and 6,434 shares underlying warrants to purchase common stock held by an affiliate, in each case subject to vesting. The Common Warrants held by Dr. Waymack (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(9) Mr. George is a director of the company. Does not include 518 shares underlying options to purchase common stock, subject to vesting. The Common Warrants held by Mr. George (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(10) Mr. McNamara is our Head of Business Development. Does not include 8,890 shares underlying warrants to purchase common stock held by an affiliate, subject to vesting. The Common Warrants held by Mr. McNamara (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(11) Dr. Priebe is our co-founder and member of our scientific advisory board. Does not include 33,334 shares underlying warrants. The Common Warrants held by Dr. Priebe (which underlying shares are included in the column “Number of shares of common stock offered”) have an exercise price of $9.60 per share.

(12) The information in the table is based on the Schedule 13G/A filed on November 11, 2024. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The “Number of shares of common stock beneficially owned prior to this offering” and “Shares of common stock beneficially owned after sale of all shares of common stock offered pursuant to this prospectus” include shares underlying warrants that are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The “Percent of Class” reflects the foregoing limitation. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling shareholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, or FINRA.

In connection with sales of the shares of common stock or otherwise, and unless limited by any contractual arrangements with us, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume and the selling shareholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered pursuant to this registration statement to cover short sales of our common stock made prior to the date the registration statement is declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this registration statement or any amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this registration statement. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this registration statement.

The selling shareholders and any broker-dealer or agents participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including without limitation, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with in all respects.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the agreements with the selling shareholders, or the selling shareholders may be entitled to contribution.

DESCRIPTION OF SECURITIES

The following summary is a description of the material terms of our capital stock. This summary is not complete and is qualified by reference to our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, which are filed as exhibits to this prospectus and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

December 2023 Warrants

On December 20, 2023, we entered into Securities Purchase Agreements (the “December Purchase Agreement”) with an institutional investor and several of our executive officers, advisors, and a member of our board of directors (collectively, the “December Investors”) for the sale of: (i) 240,151 shares (the “December Shares”) of our common stock, and (ii) pre-funded warrants to purchase 229,506 shares of common stock in lieu thereof (the “December Pre-Funded Warrants”) in a registered direct offering (the “December Offering”). In a concurrent private placement (the “December Private Placement”), we also sold to the Investors unregistered warrants to purchase up to an aggregate of 939,316 shares of common stock (the “December Common Warrants”). The combined purchase price of one share of common stock (or December Pre-Funded Warrant in lieu thereof) and accompanying December Common Warrant was $9.60 for the institutional investor, and $10.35 for the executive officers, employees, advisors and the member of our board of directors who participated in the December Offering. The December Offering closed on December 26, 2023. The gross proceeds to us from the December Offering were approximately $4.5 million, before deducting placement agent fees and other offering expenses, and excluding the proceeds, if any, from the exercise of the December Common Warrants and December Pre-Funded Warrants.

Subject to certain ownership limitations, each of the December Common Warrants becomes exercisable on the effective date of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market with respect to the issuance of all of the December Common Warrants and the common stock upon the exercise thereof. On February 14, 2024, we held a special meeting of stockholders at which our stockholders approved the issuance of up to 939,316 shares of our common stock upon the exercise of the December Common Warrants.

Subject to certain ownership limitations, each December Common Warrant has an exercise price of $9.60 per share, expires five years from the date of stockholder approval and become exercisable beginning on the effective date of stockholder approval (which occurred on February 14, 2024) for the shares issuable upon the exercise of the December Common Warrants.

On August 15, 2024, we entered into a warrant amendment agreement (the “Warrant Amendment”) with the institutional investor from the December Offering pursuant to which we agreed to amend the Common Warrants for the institutional investor to have an exercise price of $2.23 per share, beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Common Warrants (the “Warrant Stockholder Approval”) and expiring five years from the date of Warrant Stockholder Approval. The Warrant Stockholder Approval was received on October 24, 2024.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provides that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRX”.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC located at 18 Lafayette Place, Woodmere, New York 11598.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and SEC’s website at www.sec.gov. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website referred to above.

Moleculin Biotech, Inc.

939,316 Shares of Common Stock
Issuable upon Exercise of Outstanding Warrants

PROSPECTUS

__________________, 2024

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Moleculin Biotech, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$1,019
Legal fees and expenses	15,000
Accounting fees and expenses	20,000
Miscellaneous fees and expenses	5,000
Total	$36,019

Item 14. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Moleculin Biotech, Inc. ("MBI") authorize it to indemnify directors, officers, employees and agents of MBI against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of MBI, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of MBI also authorize it to indemnify directors, officers, employees and agents of MBI who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of MBI to procure a judgment in its favor by reason of the fact the he or she was a director, officer, employee or agent of MBI or of another entity at the request of MBI, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of MBI.

The Amended and Restated Bylaws also permit MBI to enter into indemnity agreements with its employees and agents. MBI has entered into such agreements with its directors and officers and may in the future enter into such agreements with other employees or agents. These agreements, together with the Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, may require MBI, among other things, to indemnify employees or agents against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

MBI’s Amended and Restated Certificate of Incorporation provides that directors shall have no personal liability to MBI or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to MBI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

MBI currently has directors’ and officers’ liability insurance. Delaware General Corporation Law, Section 145, and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of MBI provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

During the three months ended June 30, 2022, the Company issued warrants to purchase 3,334 shares of common stock with an exercise price of $22.35 per share to two entities providing clinical trial advisory services.

During the three months ended September 30, 2022, the Company entered into a portfolio advisory agreement with a related party entity, and in connection with the agreement, the Company granted warrants to purchase 16,667 shares of common stock with a ten-year term and an exercise price of $18.60.

In March 2023, the Company terminated a sublicense agreement, and pursuant to the termination, the Company agreed to pay sublicensee (or its designees) shares of Company common stock valued at $800,000. On March 22, 2023, the Company issued 54,808 shares of common stock to the sublicensee (or its designee) to satisfy this commitment.

In June 2023, the Company issued warrants to purchase 10,001 shares of common stock with an exercise price of $9.00 per share to two entities providing consulting services, which warrants will vest annually over four years while services are being performed.

In August 2023, the Company issued warrants to purchase 6,667 shares of common stock with an exercise price of $9.30 to an entity providing consulting services, which warrants will vest based on performance of certain services.

On December 20, 2023, we entered into Securities Purchase Agreements (the “December Purchase Agreement”) with an institutional investor and several of our executive officers, advisors, and a member of our board of directors (collectively, the “Investors”) for the sale of: (i) 240,151 shares (the “December Shares”) of our common stock, par value $0.001 per share, and (ii) pre-funded warrants to purchase 229,506 shares of common stock in lieu thereof (the “December Pre-Funded Warrants”) in a registered direct offering (the “December Offering”). In a concurrent private placement (the “December Private Placement”), we also sold to the Investors unregistered warrants to purchase up to an aggregate of 939,316 shares of common stock (the “December Common Warrants”). The combined purchase price of one share of common stock (or December Pre-Funded Warrant in lieu thereof) and accompanying December Common Warrant was $9.60 for the institutional investor, and $10.35 for the executive officers, employees, advisors and the member of our board of directors who participated in the December Offering.

Subject to certain ownership limitations, each of the December Common Warrants becomes exercisable on the effective date of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market with respect to the issuance of all of the December Common Warrants and the common stock upon the exercise thereof. On February 14, 2024, we held a special meeting of stockholders at which our stockholders approved the issuance of up to 939,316 shares of our common stock upon the exercise of the December Common Warrants. Subject to certain ownership limitations, each December Common Warrant will have an exercise price of $9.60 per share, expire five years from the date of stockholder approval and will become exercisable beginning on the effective date of stockholder approval (February 14, 2024) for the shares issuable upon the exercise of the December Common Warrants.

All of the securities above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to exhibit 3.1 of the Form S-1/A filed March 21, 2016)

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed May 24, 2019)

3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed January 29, 2021)

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed March 19, 2024)

3.5	Amended and Restated Bylaws of Moleculin Biotech., Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed December 21, 2023)

4.1	Form of Warrant Agreement issued in March 2019 offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed March 28, 2019)

4.2	Form of Underwriter Warrant Agreement issued in March 2019 offering (incorporated by reference to Exhibit 4.2 of the Form 8-K filed March 28, 2019)

4.3	Form of Warrant Agreement issued in April 2019 offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed April 24, 2019)

4.4	Form of Placement Agent Warrant Agreement issued in April 2019 offering (incorporated by reference to Exhibit 4.2 of the Form 8-K filed April 24, 2019)

4.5	Form of Warrant Agreement issued in February 2020 offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed February 6, 2020)

4.6	Form of Placement Agent Warrant Agreement issued in February 2020 offering (incorporated by reference to Exhibit 4.2 of the Form 8-K filed February 6, 2020)

4.7	Form of Pre-Funded Warrant issued in December 2023 offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed December 21, 2023)

4.8	Form of Common Warrant issued in December 2023 offering (incorporated by reference to Exhibit 4.2 of the Form 8-K filed December 21, 2023)

4.9	Form of Pre-Funded Warrant in August 2024 offering (incorporated by reference to Exhibit 4.9 of the Form S-1/A filed August 15, 2024)

4.10	Form of Series A Common Warrant in August 2024 offering (incorporated by reference to Exhibit 4.10 of the Form S-1/A filed August 15, 2024)

4.11	Form of Series B Common Warrant in August 2024 offering (incorporated by reference to Exhibit 4.11 of the Form S-1/A filed August 15, 2024)

4.12	Form of Placement Agent Warrant in August 2024 offering (incorporated by reference to Exhibit 4.12 of the Form S-1/A filed August 15, 2024)

5.1	Opinion of ArentFox Schiff LLP (incorporated by reference to exhibit 5.1 of the Company’s Form S-1 (file no. 333-276851)

10.1**	Moleculin Biotech, Inc. Amended and Restated 2015 Stock Plan, as amended (incorporated by reference to Exhibit 4.5 of the Form S-8 file number 333-272814, filed June 21, 2023)

10.2	Rights Transfer Agreement between Moleculin Biotech, Inc. and AnnaMed, Inc. (incorporated by reference to exhibit 10.2 of the Form S-1/A filed March 21, 2016)

10.3

Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and Moleculin, LLC (incorporated by reference to exhibit 10.3 of the Form S-1/A filed March 21, 2016)

10.4

Amendment No. 1 to the Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and Moleculin, LLC (incorporated by reference to exhibit 10.4 of the Form S-1/A filed March 21, 2016)

10.5

Patent and Technology License Agreement dated April 2, 2012 by and between The Board of Regents of the University of Texas System and IntertechBio Corporation (incorporated by reference to exhibit 10.5 of the Form S-1/A filed March 21, 2016)

10.6

Amendment No. 1 to the Patent and Technology License Agreement dated April 2, 2012 by and between The Board of Regents of the University of Texas System and IntertechBio Corporation (incorporated by reference to exhibit 10.6 of the Form S-1/A filed March 21, 2016)

10.7	Rights Transfer Agreement dated between Moleculin Biotech, Inc. and IntertechBio Corporation dated August 11, 2015 (incorporated by reference to exhibit 10.10 of the Form S-1/A filed March 21, 2016)

10.8	Agreement and Plan of Merger between Moleculin Biotech, Inc. and Moleculin, LLC (incorporated by reference to exhibit 10.11 of the Form S-1/A filed March 21, 2016)

10.9

Technology Rights and Development License Agreement to be entered into by Moleculin Biotech, Inc. and Houston Pharmaceuticals, Inc. (incorporated by reference to exhibit 10.13 of the Form S-1/A filed April 15, 2016)

10.10	Lease Agreement for 5300 Memorial (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed May 14, 2018)

10.11†

Patent And Technology License Agreement dated February 12, 2018 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.2 of the Form 10-Q filed May 14, 2018)

10.12	Sublicense Agreement dated as of February 19, 2019 entered into between the Company and Animal Life Sciences, LLC (incorporated by reference to Exhibit 10.22 of the Form 10-K filed February 21, 2019)

10.13	Consulting Agreement, dated March 16, 2020, entered into between the Company and Houston Pharmaceuticals, Inc. (HPI) (incorporated by reference to Exhibit 10.24 of the Form 10-K filed March 19, 2020)

10.14	Equipment Lab Letter, dated March 16, 2020, entered into between the Company and Houston Pharmaceuticals, Inc. (HPI) (incorporated by reference to Exhibit 10.25 of the Form 10-K filed March 19, 2020)

10.15

Scientific Advisory Board Agreement, dated February 28, 2020, entered into between the Company and Waldemar Priebe, PhD (incorporated by reference to Exhibit 10.26 of the Form 10-K filed March 19, 2020)

10.16	Purchase Agreement dated June 25, 2021 by and between Moleculin Biotech, Inc. and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.1 of the Form 8-K filed June 25, 2021)

10.17

Registration Rights Agreement dated June 25, 2021 by and between Moleculin Biotech, Inc. and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.2 of the Form 8-K filed June 25, 2021)

10.18+

Amendment No. 3 to Patent and Technology License Agreement between the Parties dated April 2, 2012, dated May 20, 2020, entered into between the Company and the Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed August 12, 2020)

10.19+

Amendment No. 4 to Patent and Technology License Agreement between the Parties dated April 2, 2012, dated June 15, 2021, entered into between the Company and the Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.4 of the Form 10-Q filed August 12, 2021)

10.20+

Patent And Technology License Agreement dated June 29, 2017 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.30 of the Form 10-K filed March 24, 2022)

10.21+

Amendment No. 1 to the Patent And Technology License Agreement dated June 29, 2017 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.31 of the Form 10-K filed March 24, 2022)

10.22+

Patent And Technology License Agreement dated December 2, 2021 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.32 of the Form 10-K filed March 24, 2022)

10.23+

Patent And Technology License Agreement dated December 3, 2021 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.33 of the Form 10-K filed March 24, 2022)

10.24+

Patent And Technology License Agreement dated February 3, 2022 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.34 of the Form 10-K filed March 24, 2022)

10.25+

Patent and Technology License Agreement dated October 21, 2022 by and between The Board of The University Of Texas System on behalf of The University Of Texas M.D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.27 of the Form 10-K filed March 22, 2023)

10.26	First Amendment to Commercial Lease Agreement for 5300 Memorial (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed November 13, 2023)

10.27	Form of Securities Purchase Agreement from December 2023 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed December 21, 2023)

10.28	Form of Placement Agency Agreement from December 2023 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed December 21, 2023)

10.29**	Amended and Restated Employment Agreement between Moleculin Biotech, Inc. and Walter V. Klemp dated January 4, 2024 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed January 5, 2024)

10.30**	Amended and Restated Employment Agreement between Moleculin Biotech, Inc. and Jonathan P. Foster dated January 4, 2024 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed January 5, 2024)

10.31	Employment Agreement between Moleculin Biotech, Inc. and Donald Picker dated January 4, 2024 (incorporated by reference to Exhibit 10.3 of the Form 8-K filed January 5, 2024)

10.32	Form of Securities Purchase Agreement in August 2024 offering (incorporated by reference to Exhibit 10.32 of the Form S-1/A filed August 15, 2024)

10.33	Form of Warrant Amendment Agreement (incorporated by reference to Exhibit 10.2 of the 8-K filed August 16, 2024)

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Form 10-K filed March 22, 2023)

23.1*	Consent of Grant Thornton LLP

23.2	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

107	Filing Fee table (previously filed)

*	Filed herewith.
**	Management contract or compensatory plan, contract or arrangement.
+

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on December 3, 2024.

MOLECULIN BIOTECH, INC.
(Registrant)

By:	/s/ Walter V. Klemp
Walter V. Klemp
Chief Executive Officer and
Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Moleculin Biotech, Inc., a Delaware corporation, that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Walter V. Klemp and Jonathan P. Foster their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to the registration statement , any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Walter V. Klemp	Chief Executive Officer and Chairman	December 3, 2024
Walter V. Klemp	(Principal Executive Officer)

/s/ Jonathan P. Foster	Executive Vice President and Chief Financial Officer	December 3, 2024
Jonathan P. Foster	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert George	Director	December 3, 2024
Robert George

/s/ Michael Cannon	Director	December 3, 2024
Michael Cannon

/s/ John Climaco	Director	December 3, 2024
John Climaco

/s/ Elizabeth Cermak	Director	December 3, 2024
Elizabeth Cermak

/s/ Joy Yan	Director	December 3, 2024
Joy Yan